Emergent  Completes  KeyCom  Acquisition


PHOENIX--(BUSINESS WIRE)--Sept. 27, 2001--Emergent Financial Group, Inc. (OTCBB:EGFG) announced today that it has completed the acquisition of KeyCom, Inc. of Westlake Village, Calif.

Emergent is a Delaware corporation specializing in fee-based transaction data processing for non-bank consumer financial services. Services are generally distributed electronically nationwide through point-of-sale technologies.

"We are very excited about the integration of KeyCom and its proprietary software and systems into Emergent," said Jason Galanis, Emergent's President and Chief Executive Officer. "Emergent's primary business is to assist the expansion of KeyCom by implementing KeyCom's existing contracts with established distribution partners who currently have over 40,000 retail locations."

The acquisition of KeyCom will permit Emergent to compete as the low cost provider in the large, rapidly growing international cash remittance industry. The US Federal Reserve estimates that $40 billion in international cash remittances originated in the United States in 2000 through 70 million transactions. The market is expected to grow by 15% per year to $80 billion by 2005.

The principal market for these services are the Hispanic and other ethnic communities in the United States that regularly transfer a portion of their wages to relatives in home countries several times a month, usually in amounts of $300 or less. Consumers pay KeyCom a service fee averaging $18.65 per transaction, which management believes is 40% less than other available services. KeyCom partners with merchants to deliver its services by offering participation in all transaction fees.

Emergent acquired 100% of the stock of KeyCom in consideration for $26,000,000 in cash and preferred securities. For more information, please see public filings with the SEC at www.edgar.gov.

About  KeyCom

Keycom has developed proprietary transaction processing software and related systems branded as XTRAN(TM) that permit the collection and subsequent instantaneous remittance of cash to remote locations throughout the world. The XTRAN technology provides the same full range of services as traditional cash remittance companies at significantly reduced costs. In addition, XTRAN is fully web-enabled and its software is downloadable to credit card merchant terminals. The core of the system is the Automated Bank Capture and Settlement Software (ABCss), which is able to record cash-based transactions at point-of-sale in a globally distributed geographic network utilizing industry standard credit card merchant terminals. It then transmits the digitized transaction information to any other destination in the world using the Internet, thereby allowing immediate disbursement of the funds to a third party upon presentation of proper identification. The expatriate community in the United States is estimated to account for the majority of the $40 Billion in international cash transmissions originating from the US in 2000, a market growing at 15% annually. The Company derives its revenues from transaction processing fees, net of commissions paid to certain selling agents.

More  Information  on  KeyCom  and  XRAN  is  available  at www.XTRANsystem.com.


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About  Emergent  Financial  Group

Emergent is a financial services holding company, which owns and invests in transaction processing companies that provide non-traditional financial services, including services distributed through Point-of-Sale technologies. The Company is principally engaged in building a distribution network for non-bank financial services delivered through counter-top point-of-sale technologies in retail locations throughout the country and in selected overseas locations. A principal objective of Emergent is to establish and expand a ubiquitous delivery platform capable of generating multiple revenue streams from each retail location. Emergent's subsidiaries generate recurring fee-based revenue by charging consumers service fees for financial services transactions, such as non-bank wire transfer services.

The Company is developing other technologies that may be synergistic and can generate additional revenue through existing installed terminals such as card-based technologies and services like niche credit card, debit card, chip-embedded (or `smart') card, other stored-value cards and various point-of-sale technologies.

More  information  is  available  from  Emergent Financial Group, Inc., Phoenix,
Ariz.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in Emergent's Securities and Exchange Commission filings; completion of due diligence, shareholder approval, regulatory approvals and certain other pre-closing conditions for all incomplete merger or acquisition transactions; economic downturns affecting the operations of the Company, its subsidiaries or companies proposed for merger or acquisition; the termination of previously announced acquisitions; delays or the inability to obtain regulatory approvals for previously announced acquisitions; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition or other transaction; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.


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Note  to  Editors:  XTRAN  is  a registered trademark of KeyCom, Inc. All rights reserved.

CONTACT:

Emergent  Financial  Group,  Inc.

Jason  Galanis,  602/279-1443

KEYWORD:  ARIZONA  CALIFORNIA

BW0097  SEP  27,2001

5:02  PACIFIC

8:02  EASTERN


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